Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2016 Third Quarter Results

Highlights:

Motorcycle retail sales increased high-single digits percent, and as expected, ORV retail sales were down high-single digits during the quarter. Total Company North American retail sales were down nine percent for the quarter, in-line with expectations.

ORV dealer inventory was down 16%, year-over-year. Total dealer inventory was down 10%.

Third quarter results included expenses totaling approximately $65 million for increased warranty, legal and other costs associated with product recall activity.

Announced acquisition of Transamerican Auto Parts (“TAP”) to bolster leadership position in a growing off-road aftermarket space.

Narrowing full year 2016 guidance of $3.40 to $3.60 per diluted share, on total Company sales declines of mid- to high-single digits.

MINNEAPOLIS--(BUSINESS WIRE)--October 25, 2016--Polaris Industries Inc. (NYSE:PII) today reported third quarter net income of $32.3 million, or $0.50 per diluted share, for the quarter ended September 30, 2016 compared to $155.2 million, or $2.30 per diluted share reported in the third quarter of 2015. Sales for the third quarter of 2016 totaled $1,185.1 million, down 19 percent from last year’s third quarter sales of $1,456.0 million.

“Our third quarter results, while discouraging, were in line with our revised guidance and reflect our ongoing execution of the RZR® recalls and significant quality and safety improvement initiatives. During the past three months, we have accelerated our efforts to get our loyal owners back to riding safely, and are now over 50 percent complete with the RZR® 900/1000 recalls and slightly below 50 percent on the more recent RZR® Turbo recall notice. In addition to these recall challenges, we continued to face a weak overall Powersports industry, but were encouraged by continued retail strength for Indian and our overall motorcycle business, and the return to growth for side-by-sides in September,” commented Scott Wine, Polaris’ Chairman and Chief Executive Officer.

“We remain committed to improving our fundamentals and executing our long-term strategy to be the ‘Best in Powersports, Plus’. Our recent announcement to acquire Transamerican Auto Parts, a $740 million, vertically integrated multi-channel leader in the $10+ billion Jeep and truck aftermarket accessory space, is consistent with our strategy and exciting due to its growth potential. This transaction provides us an immediate leadership position in a growing market, while allowing us to accelerate growth and profitability for Polaris,” continued Mr. Wine. “We are making the necessary investments, both internally and externally, to realize the true potential of our organization. Along with improvements in product safety and quality, we are using Huntsville and our go to market Retail Flow Management (“RFM”) process to establish Lean as a competitive advantage, we are bringing technology to the forefront of our industry with Ride Command™, and we are working to transform the customer experience, from purchase to service, to enhance profitability. This commitment to improving our execution and our overall performance will drive a steadier cadence of growth and profitability in the future.”

Third Quarter Segment Results (in thousands)
Includes respective parts, garments and accessories ("PG&A") related sales
	Three months ended September 30,			Nine months ended September 30,
	2016	2015	Change	2016	2015	Change
Sales
Off-Road Vehicles/Snowmobiles	$923,389	$1,193,514	(23)%	$2,452,525	$2,846,901	(14)%
Motorcycles	183,193	188,679	(3)%	602,762	535,699	13%
Global Adjacent Markets	78,485	73,807	6%	243,553	231,072	5%
Total Sales	$1,185,067	$1,456,000	(19)%	$3,298,840	$3,613,672	(9)%

Gross profit
Off-Road Vehicles/Snowmobiles	$231,323	$388,542	(40)%	$670,982	$927,803	(28)%
% of sales	25.1%	32.6%	-750 bps	27.4%	32.6%	-523 bps
Motorcycles	21,164	28,424	(26)%	89,841	73,236	23%
% of sales	11.6%	15.1%	-351 bps	14.9%	13.7%	+123 bps
Global Adjacent Markets	21,828	21,200	3%	66,163	61,987	7%
% of sales	27.8%	28.7%	-91 bps	27.2%	26.8%	+34 bps
Corporate	(13,545)	(22,543)		(34,135)	(34,258)
Total gross profit	$260,770	$415,623	(37)%	$792,851	$1,028,768	(23)%
% of sales	22.0%	28.5%	-655 bps	24.0%	28.5%	-444 bps

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including its respective PG&A sales, decreased 23 percent from the third quarter of 2015 to $923.4 million. Gross profit decreased 40 percent to $231.3 million, or 25.1 percent of sales, in the third quarter of 2016, compared to $388.5 million, or 32.6 percent of sales, in the third quarter of 2015 due to higher warranty costs related to recent recall activity primarily for the Company’s RZR® vehicles.

ORV wholegood sales decreased 25 percent to $619.0 million reflecting the Company’s decision to delay model year 2017 shipments, including the high margin RZR® Turbo vehicles, in order to revalidate its new model line-up and protect dealer inventory levels. Compared to the 2015 third quarter, Polaris North American ORV unit retail sales were down high-single digits percent, consisting of consumer purchases for side-by-side vehicles down high-single digits percent and ATV retail sales down low-double digits percent. The North American ORV industry was down low-single digits percent compared to the third quarter last year. ORV dealer inventory was down 16 percent in the 2016 third quarter compared to the same period last year.

Snowmobile wholegood sales decreased 35 percent to $119.9 million due to timing of shipments, year-over-year, as the Company manufactured and shipped its snowmobiles earlier in 2015.

Motorcycle segment sales, including its respective PG&A sales, decreased three percent in the 2016 third quarter to $183.2 million. Victory® and Indian® motorcycles reported increased vehicle sales growth, while Slingshot® sales were down during the quarter due to shipment timing. Gross profit decreased 26 percent to $21.2 million, or 11.6 percent of sales in the third quarter of 2016, compared to $28.4 million, or 15.1 percent of sales, in the third quarter of 2015 due to higher warranty expense related to recent safety and service bulletins, primarily for Slingshot®.

North American consumer retail demand for the Polaris motorcycle segment, including Victory®, Indian Motorcycle® and Slingshot®, increased high-single digits percent during the 2016 third quarter with Indian Motorcycle® and Victory® increasing low-teens percent combined, while overall motorcycle industry retail sales 900cc and above was down high-single digits percent in the 2016 third quarter. Product availability for all three motorcycle brands remained adequate throughout the quarter as both the Company’s Spirit Lake, Iowa motorcycle plant and the new Slingshot® production line in Huntsville, Alabama are producing at retail demand levels.

Global Adjacent Markets segment sales along with its respective PG&A sales, increased six percent to $78.5 million in the 2016 third quarter compared to the 2015 third quarter. Gross profit increased three percent to $21.8 million, or 27.8 percent of sales, in the third quarter of 2016, compared to $21.2 million, or 28.7 percent of sales, in the third quarter of 2015.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, which are included in each of the three respective reporting segments, declined one percent during the 2016 third quarter to $224.4 million driven by lower retail sales.

International sales to customers outside of North America totaled $141.0 million for the third quarter of 2016, including PG&A, a decrease of eight percent from the same period in 2015. International sales on a constant currency basis were down seven percent in the 2016 third quarter.

Gross profit for the total Company decreased 37 percent to $260.8 million in the third quarter of 2016, compared to $415.6 million in the third quarter of 2015. As a percentage of sales, gross profit declined 655 basis points to 22.0 percent of sales for the third quarter of 2016, compared to 28.5 percent of sales for the same period last year. Increased warranty and promotional costs and negative product mix, partially offset by lower commodity costs and product cost reduction efforts, were the primary reasons for the gross margin erosion.

Operating expenses increased 16 percent to $222.6 million, or 18.8 percent of sales, for the third quarter of 2016, compared to $192.0 million, or 13.2 percent of sales, for the third quarter of 2015. The change was primarily driven by higher general and administrative expenses due to higher product liability and recall related legal costs and increased research and development expenses for product revalidation and ongoing innovation.

Income from financial services was $19.2 million during the third quarter 2016, a one percent increase compared to $19.1 million in the third quarter of 2015 directly related to lower retail sales during the quarter.

Non-operating other expense (income), net, which primarily relates to foreign currency exchange-rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $5.7 million of expense in the third quarter of 2016 compared to $1.3 million of income in the third quarter of 2015.

The provision for income taxes for the third quarter of 2016 was $13.5 million or 29.5 percent of pretax income compared to $84.5 million or 35.3 percent of pretax income for the third quarter of 2015. The lower income tax provision rate in the third quarter 2016 is primarily due to the extension of the research and development credit by the U.S. Congress in the 2015 fourth quarter, in addition to certain favorable tax adjustments in the 2016 third quarter that had a more significant impact on the income tax rate due to the lower pretax income generated during the quarter.

Financial Position and Cash Flow

Net cash provided by operating activities was $426.2 million for the nine months ended September 30, 2016, compared to $464.0 million for the same period in 2015. The decrease in net cash provided by operating activities for the 2016 period was due to lower net income in the quarter offset somewhat by lower factory inventory and increased accrued expenses. Total debt for the quarter, including capital lease obligations and notes payable, was $436.7 million. The Company’s debt-to-total capital ratio was 32 percent at September 30, 2016, compared to 25 percent a year ago. Cash and cash equivalents were $122.7 million at September 30, 2016, down from $225.3 million for the same period in 2015.

Share Buyback Activity

During the third quarter 2016, the Company repurchased and retired 111,000 shares of its common stock for $10.5 million. As of September 30, 2016, the Company currently has authorization from its Board of Directors to repurchase up to an additional 8.6 million shares of Polaris stock.

2016 Business Outlook

For the full year 2016, the Company is narrowing its earnings guidance range to $3.40 to $3.60 per diluted share with sales expected to be down in the mid- to high-single digit percent range. The full year 2016 earnings guidance excludes the TAP acquisition. Sales expectations by segment for the full year 2016 are as follows: ORV/Snowmobile sales expected down in the high-single to low-double digits percent range; Motorcycle sales up low-single digits percent; and Global Adjacent Market sales up high-single digits percent.

Non-GAAP Measure - Constant Currency Reporting

This release and our related earnings call include a discussion of the Company’s 2016 third quarter results and 2016 expectations on a constant currency basis, which is a non-GAAP measure, as well as on a GAAP basis. For purpose of comparison, the results on a constant currency basis uses the respective prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Third Quarter Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss the third quarter 2016 results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; Ken Pucel, Executive Vice President – Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President – Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 95425239.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2015 sales of $4.7 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; our Sportsman® and Polaris ACE® all-terrain off-road vehicles; Victory® and Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence in adjacent markets globally with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2016 and future sales, shipments, net income, and net income per share and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, cost reduction initiatives, product offerings, promotional activities and pricing strategies against competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Sales	$1,185,067	$1,456,000	$3,298,840	$3,613,672
Cost of sales	924,297	1,040,377	2,505,989	2,584,904
Gross profit	260,770	415,623	792,851	1,028,768
Operating expenses:
Selling and marketing	89,751	91,169	244,812	240,510
Research and development	47,568	44,432	136,256	124,726
General and administrative	85,257	56,411	219,403	157,898
Total operating expenses	222,576	192,012	600,471	523,134
Income from financial services	19,195	19,065	59,155	51,345
Operating income	57,389	242,676	251,535	556,979
Non-operating expense:
Interest expense	4,051	2,966	10,718	8,848
Equity in loss of other affiliates	1,798	1,345	5,439	4,716
Other expense (income), net	5,700	(1,345)	7,586	8,776
Income before income taxes	45,840	239,710	227,792	534,639
Provision for income taxes	13,528	84,537	77,425	189,960
Net income	$32,312	$155,173	$150,367	$344,679

Net income per share:
Basic	$0.50	$2.35	$2.33	$5.20
Diluted	$0.50	$2.30	$2.30	$5.09
Weighted average shares outstanding:
Basic	64,151	65,912	64,535	66,222
Diluted	65,027	67,368	65,435	67,781

POLARIS INDUSTRIES INC. CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

	September 30, 2016	September 30, 2015

Assets
Current Assets:
Cash and cash equivalents	$122,696	$225,264
Trade receivables, net	152,342	176,221
Inventories, net	755,943	674,612
Prepaid expenses and other	63,594	72,241
Income taxes receivable	55,096	10,052
Deferred tax assets	—	111,251
Total current assets	1,149,671	1,269,641
Property and equipment, net	687,697	587,935
Investment in finance affiliate	92,203	88,690
Deferred tax assets	173,741	46,271
Goodwill and other intangible assets, net	271,419	232,142
Other long-term assets	95,594	83,467
Total assets	$2,470,325	$2,308,146
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$4,746	$4,839
Accounts payable	308,971	381,174
Accrued expenses:
Compensation	112,025	104,336
Warranties	130,054	55,097
Sales promotions and incentives	162,853	145,091
Dealer holdback	116,386	101,261
Other	139,145	83,553
Income taxes payable	11,898	34,269
Total current liabilities	986,078	909,620
Long term income taxes payable	25,241	15,201
Capital lease obligations	19,122	20,652
Long-term debt	412,844	289,197
Deferred tax liabilities	12,574	15,913
Other long-term liabilities	77,025	105,280
Total liabilities	$1,532,884	$1,355,863
Deferred compensation	9,110	14,923
Shareholders’ equity:
Total shareholders’ equity	928,331	937,360
Total liabilities and shareholders’ equity	$2,470,325	$2,308,146

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands) (Unaudited)
	Nine months ended September 30,
	2016	2015
Operating Activities:
Net income	$150,367	$344,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,903	112,902
Noncash compensation	43,137	53,642
Noncash income from financial services	(22,354)	(21,810)
Deferred income taxes	(8,134)	(5,280)
Excess tax benefits from share-based compensation	(1,408)	(34,301)
Other, net	12,027	4,716
Changes in operating assets and liabilities:
Trade receivables	5,686	22,700
Inventories	(33,804)	(112,776)
Accounts payable	5,702	35,002
Accrued expenses	145,207	13,621
Income taxes payable/receivable	(278)	54,389
Prepaid expenses and others, net	8,193	(3,482)
Net cash provided by operating activities	426,244	464,002
Investing Activities:
Purchase of property and equipment	(155,360)	(148,998)
Investment in finance affiliate, net	29,223	22,227
Investment in other affiliates	(6,861)	(15,337)
Acquisition of businesses, net of cash acquired	(54,830)	(27,019)
Net cash used for investing activities	(187,828)	(169,127)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	1,767,272	2,155,310
Repayments under debt arrangements / capital lease obligations	(1,795,316)	(2,059,711)
Repurchase and retirement of common shares	(154,381)	(247,795)
Cash dividends to shareholders	(105,732)	(104,808)
Proceeds from stock issuances under employee plans	15,651	26,672
Excess tax benefits from share-based compensation	1,408	34,301
Net cash used for financing activities	(271,098)	(196,031)
Impact of currency exchange rates on cash balances	29	(11,180)
Net increase (decrease) in cash and cash equivalents	(32,653)	87,664
Cash and cash equivalents at beginning of period	155,349	137,600
Cash and cash equivalents at end of period	$122,696	$225,264